Exhibit 99.1

WidePoint Corporation

Third Quarter 2016 Financial Results Conference Call

November 9, 2016

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

C O R P O R A T E P A R T I C I P A N T S

David Fore, Hayden IR

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, EVP, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley & Co.

Sam Donaldson, Private Investor

P R E S E N T A T I O N

Operator:

Good day, and welcome to the WidePoint Corporation Third Quarter 2016 Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to David Fore with Hayden IR. Please go ahead, sir.

David Fore:

Thank you, Operator. Good afternoon to all participants in WidePoint's Third Quarter 2016 Financial Results Conference Call. With me today are WidePoint's Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide a brief overview of the quarter's developments and accomplishments and Jim will provide additional financial and operational review and outlook. Then, we will open the call to questions from today's participants.

Before I turn the call over to Steve, I would like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expects, plans, anticipates, predicts, forecast, and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors sections of our WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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1

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Steve?

Steve L. Komar:

Thank you Dave, and good afternoon to all of you that have joined us for today's quarterly earnings and investor call. As always, I would like to express our appreciation to all of you for your continued interest and support of WidePoint Corporation. While I don't think I can top some of the recent political surprises that occurred much earlier today, I'm pleased that you are giving us the opportunity to share with you some good news about our exciting recent successes and several of the substantial opportunities we believe will make a continuing difference as we move toward achieving the year-end goals and targets we set for 2016.

We are confident that we will achieve and perhaps exceed the substantial financial goals that we set, and communicated to you earlier in this calendar year, and that many of the intangible non-financial goals we set will also be delivered and provide a base for continuing revenue growth and accelerating positive financial performance in 2017. So, without further ado, let me say that our third quarter's financial results were very strong and serve to confirm our progress and trajectories. We grew our top line revenues by approximately 30% versus both the prior years and most recent 2016 quarters, generally meeting and exceeding our own informal internal expectations. We also established our goal of finally reaching and maintaining operational profitability on an Adjusted EBITDA basis at some point during the second half of this year, and we have achieved that goal in this third quarter, recording $340,000 positive Adjusted EBITDA performance, somewhat ahead of our own internal tracking and projections, but good news nonetheless.

By the way, we achieved that financial result in the face of some headwinds associated with the negative foreign exchange rate impact resulting from Britain's vote to leave the European community, commonly referred to as Brexit, and related delays and expected new contract awards due to the loss in the value of the Pound Sterling and some decision paralysis among prospective UK customers. All of which primarily impacted our data analytics business in Ireland, and there were some headwinds in the US as well due to DoD regulatory delay issues that impacted roll-out timetables associated with our next generation credential offerings, but let's stay on a positive focus.

To summarize some of the specifics in the third quarter, we reported revenue of approximately $22.1 million compared to $17.0 million in the third quarter of 2015 and $17.4 million in the second quarter of 2016, our most recent quarter. Our gross profit of $4.0 million compared quite favorably to $3.1 million last year, and we dramatically improved our Adjusted EBITDA from a loss of $1.1 million in last year's second quarter and a loss of $450,000 in our most recent 2016 second quarter, up to approximately $340,000 in positive Adjusted EBITA in this current September quarter. It's also meaningful to note that each of our four core product and solution sets; identity management, telecommunications lifecycle management, data analytics and technical consulting services all achieved positive net operating income performance in this September quarter.

Even with the headwind challenges I referred to earlier, we substantially improved our fully diluted net loss materially from approximately a negative $1.8 million a year ago to a loss of just under $150,000 in this third quarter. It's difficult not to fantasize and note that if we had not experienced the negative impact Brexit-related foreign exchange losses, we would have achieved a modest, but profitable bottom line in this third quarter as well.

Jim will take you through the Brexit impact in his comments, but to reemphasize we were more than a little bit pleased with the financial results improvements that we were able to deliver in this third quarter of 2016, and of course that we expect this positive performance trend to continue in the quarters and years ahead.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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2

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

On the new business opportunity front, let me first address telecommunications lifecycle management, and say that during the quarter, we continue to penetrate and widen our relationships under the Department of Homeland Security BPA. Today we have generated in excess of $150 million in revenue under the $600 million BPA umbrella, and we've recently begun to see the revenue mix starting to swing towards the higher margin managed services and technical refreshes that are increasingly required as these captive agency relationships mature.

On the other hand and with some frustration, we are still awaiting our initial task order from the largest remaining agency, the US Coast Guard. Although their Phase I launch…I think that's an appropriate pun…has taken longer than forecasted. We have been actively engaged with the Coast Guard contracting office in preparing for the Task Order release, and we are confident that it is only weeks away. We have been hesitant to provide an estimate on the total size and revenue potential of the Coast Guard engagement, but it is certainly the largest of the DHS component agencies and it appears that it has the breadth and funding to grow beyond just wireless mobile services to also include in an additional phase, other critical mobile communications devices and still other solutions and services, not contemplated in our earlier projections.

However, we are excited by the progress we have made and it appears that if everything rolls out as has been planned by the Coast Guard, Phase I in itself could add in excess of $10 million in profitable revenues to WidePoint in 2017, and with additional phases, we could quickly see the US Coast Guard become the largest client in our ever growing roster of Federal agencies. At the same time, we continue to target and penetrate other Federal agencies such as Health and Human Services, Department of the Interior, and the Department of Justice with our proven mobile telecommunications managed services capability.

Finally, the outlook for our commercial market TLM business building effort is quite positive as well, with an A-list of existing clients such as McDonalds, Southwest Airlines, Broadcom/Avago, and Compass Corporation, amongst others. This year to-date, we have signed and are implementing an additional seven newly contracted enterprise customers to our comprehensive TLM solution platform. For perspective, we currently provide full TLM services to over 225,000 smartphone-type devices in the US and telecom analytics to over 1.1 million commercial endpoints originating from within the European community.

Gartner Group estimates the global TLM market at $2 billion in 2016, with a compounded annual growth rate of 16% taking it to $6.6 billion by 2024; plenty of room for continued growth and expansion. Looking beyond our TLM solution, we become more and more excited about the new opportunities we see with our identity management solutions.

During the month of August and subsequent to the issuance of a long awaited memorandum of agreement between the Department of Defense and General Services Administration on joint technical requirements, specifications and processes, WidePoint has now become the first service provider to receive an ATO, or “Authority to Operate”, which constitutes the government's approval to now issue a new ECA PIV-I credentials. So, what does that ATO mean to the users and to the target market? Well, if you are a government contractor doing business with the DoD, you have to have an ECA or CAC credential; if you wanted to do business with any other Federal agency or organization, you needed other credentials, PIV, PIV-I, FIXS, or ACES for example, as well as agency specific credentials. So, as a contractor, you’ve had to pay for multiple credentials across multiple agencies. Under this long-awaited agreement between the Department of Defense and the General Services Administration, you can now have just one credential or digital ID that will work everywhere in the Federal space, i.e. that ECA PIV-I credential.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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3

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

WidePoint is now the sole authorized provider of that credential, and we believe that we have up to a 12 month competitively-advantaged window to capture this market opportunity versus the two other potential, but non-accredited ECA PIV-I providers. In addition, other less rigorous credential providers with existing customers and contracts have run afoul of the new requirements, and we are in discussions with some who are considering turning to us as an alternative credentialing solution to resolve their regulatory dilemmas. As a very significant footnote, between the DoD and any healthcare-related HIPAA requirements alone, we've already identified the need for approximately 40 million new ECA PIV-I credentials. If we expand that to cert on device and derived certificates for multiple mobile devices per user, that overall need more than doubles to over 100 million credentials.

Will this happen overnight? Based on historic adoption and track record, probably not. On the other hand, the hue and cry of increased hacker activity, substantial economic losses, customer disaffection, and even foreign government sponsored intrusions has this issue in the news each and every day with the obvious potential impact on adoption and implementation rates. As a direct result of this phenomenon and also beyond the Federal sector we are responding to multiple opportunities in commercial enterprise markets to provide identity management capabilities and protections, utilizing both our ECA PIV-I credentials, cert on device, derived certs, and our other next-generation security solutions.

As an example, one area that we are particularly excited about for rollout and growth next year is our expanded relationship with AT&T as their Internet of Things (IoT), Industrial Internet partner, under which AT&T will utilize our cert on device technology as their designated security solution for their multiple IoT offerings. To provide a bit of color, AT&T has made IoT a major corporate directional focus in 2017. IoT is part of a small handful of AT&T's new commercialization cross sell efforts, and our company has been specifically selected to participate because of our existing relationship with AT&T, and more importantly the uniqueness of our secured credentialing solutions. It would be too preliminary to offer market size estimates at this point, but both AT&T and Gartner Group believe the IoT market to be an immense opportunity over the years ahead.

Under the terms of our relationship, AT&T is funding the integration of our security solution, as well as providing the marketing program dollars for inclusion with their go-to-market strategy and launch. What we bring to the table is our government certified next-generation credentialing technology. Most recently AT&T has accelerated its planned rollout of this program from mid-2017 to an April launch. Beyond AT&T we remain actively engaged with partners such as Samsung, HP, LG and others and we continue to jointly target primary verticals like financial services, healthcare, pharmaceuticals, education, energy and transportation; and oh yes, government markets.

On yet another front, we continue our exploration of penetrating the North American marketplace with our proprietary EBPP, or Electronic Bill Presentment and Payment, solution, which has been developed and deployed by our Soft-ex subsidiary in the UK and the European Community. Although now in a pre-launch US product customization mode, we consider this an innovative cross sell opportunity for our existing core customers, as well as a potential new offering to North American Tier 2 communications providers that do not possess an equivalent capability to meet their customers' demands.

Before I pass the mic to Jim for his analysis of our financial results, I'd like to add emphasis that both I and our management team believe we have delivered substantial progress towards achieving most if not all or more of our 2016 goals. Opportunities and challenges remain of course, but our focus now begins to carefully shift from continuing our positive progress throughout the fourth quarter toward an increasing emphasis on attacking the multiple strategic growth opportunities that have become available to us. Our Board, management and associates teams are fully committed to this pathway to success and to accelerating value creation for our stockholders and our stakeholders both in the short and longer-term.

I would now like to turn the call over to Jim McCubbin, WidePoint's Chief Financial Officer for an in-depth discussion of our quarterly financial results for the third quarter of 2016. Jim, it's yours.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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4

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

James T. McCubbin:

Thank you, Steve. Hello everyone. Thank you again for joining our call today. Today in my remarks I'm going to discuss our third quarter results. For more specific details, please see our 10-Q filing which is being filed today with the SEC. Our third quarter revenue was approximately $22.1 million compared to $17 million in the third quarter of 2015 as a result of several factors, some which Steve had already covered.

Our carrier services grew to $13.5 million over our third quarter 2015 revenue of $9.1 million due to an increase in carrier task orders that were issued as a result of additional agencies that came under our management during the nine months of 2016. Our third quarter 2016 carrier services revenue was also up from our second quarter 2016 as a result of increases in Federal year end spending. Our carrier services as we have seen can expand and contract quarter-to-quarter as a result of spending by the agencies that are not in our complete control, especially if they are procuring additional products directly from the carriers that could drive their spend higher. This was partly what occurred in the third quarter with the end of the fiscal year.

Looking out, we could see our carrier services continue to expand as we have the US Coast Guard in the near term as an additional agency under management. At this point in time and given our visibility, we believe that the US Coast Guard could become our largest agency under management. As Steve has discussed with you already, we continue to work diligently with them and are looking forward to reporting hopefully our first revenues in December.

Our managed services also increased in the third quarter of 2016 to $8.6 million as compared to $7.9 million over our third quarter 2015 revenues and $7.4 million over our second quarter of 2016.

We managed these increases in revenues in the third quarter of 2016 even with the challenges we experienced from regulatory issues, that pushed off several opportunities in our consulting and identity management revenues lines as well as given the negative effects that we realized as a result of the United Kingdom's vote to exit the European common community, commonly referred to as Brexit, that we could not fully offset with the growth that we did realize in our higher margin products and services in our identity management and CLL revenue lines.

The Brexit issue cost us approximately over $200,000 of revenues in the quarter as a result of delays and/or currency declines in the Pound Sterling, and all of these were very high margin services. We also experienced some regulatory delays that also pushed out some revenues from the third quarter and to the fourth quarter as a result if some furloughs or delays in determining some identity management matters that we experienced that also pushed about another $400,000 that would have also further bolstered our growth in our managed services in the third quarter of 2016. Nonetheless, we were pleased with the progress we made even with the challenges that we faced.

Gross profit in the third quarter of 2016 was approximately $4 million compared to $3.1 million in the third quarter of 2015, and approximately $3.4 million in the second quarter of 2016. The increases in the gross profit were largely related to increases in our credentialing and mobile services, which again were partially offset by decreases in consulting services, some new identity management services as a result of some regulatory issues and also as a result of the negative foreign currency fluctuations and delays as a result of Brexit.

Overall, a positive performance given the basket of challenges that if they didn't happened would have improved our financial performance beyond what we witnessed in the third quarter of 2016. I would also like to note that we added the new additional revenues without adding any material cost when you normalize the carrier services that were partially responsible for driving our financial model into the black when you look at our Adjusted EBITDA performance as well as factoring in and driving the improvement to our fully diluted GAAP basis results. I’m bringing this up to show that our financial model does demonstrate leverage that drives positive financial results, when you couple that with the expected growth we expect to achieve in 2017, you can see how we believe that we will drive positive financial growth in our model in the future.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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5

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

So, as we continue to attempt to drive revenues and gross profit towards a higher mix of margin services that generate greater absolute amounts of gross profitability by changing our shift and how we are allocating our capital away from lower margin software reselling activities, we're also still shifting our allocation of capital within our SG&A activities to also better optimize our SG&A expenses. Given this in reviewing our SG&A expenses, SG&A was approximately was $4.1 million or approximately $300,000 improvement compared to approximately $4.4 million last year in the same period. We witnessed the decline in our sales and marketing expenses that reflects the continued changes we've been making during the first half of 2016 to streamline our sales, labor resources and sales commission agreements in a matter that incentivizes our sales force to pursue and close more recurring higher margin business.

Meanwhile, our G&A expenses declined due to changes we have made during the quarter to lower the rates charged by our outside consultants and other discretionary advisors along with other changes we continue to make that should improve our overhead and other general and administrative expenses in support our goal of producing a positive financial operating environment. To keep it simple, we’re attempting to match or exceed our higher gross profitability with the lower SG&A and optimizing it to effectively drive a positive financial operating environment, and we achieved that this quarter.

So, all-in-all given these changes in our allocation of capital and our SG&A optimization efforts that focused on achieving operational profitability, we are pleased with the progress that we made and the improvements we witnessed in our Adjusted EBITDA, operating losses and net losses in the third quarter of 2016, as compared to the third quarter of 2015 and the second quarter and first half of 2016. In fact, in the third quarter, we realized an Adjusted EBITDA of approximately $340,000 and saw major declines in fully diluted GAAP losses we have been experiencing over the past several years, but we still have challenges ahead. We believe we are on the cusps with some of the new awards we’re anticipating that finally demonstrate the positive financial leverage our model can achieve as we bring on additional revenue stream in 2017.

Now for a quick comment also on liquidity, we ended the period with cash and securities of approximately $5.6 million and with net working capital of approximately $7 million. We continue to manage our liquidity but cash and securities can swing from quarter-to-quarter as we have seen over the past nine months. We continue to believe that so long as we are successful in achieving our financial goals, we should have sufficient liquidity to manage the business with the successful outcome that we all desire as we build a profitable and growing enterprise.

We would also like to note that Cardinal Bank continues to work with us and did waive one of the covenants that we did not meet in the third quarter, and in fact, reduced the fourth quarter covenant. We will also like to note that as of September 31, 2016 or as of December 31, 2016 that we're waiting on, all of our debt under the note with Cardinal Bank should be extinguished, and the only material remaining debt besides any potential borrowing that could remain will be our mortgage that we believe we are quite on the positive side of for property that we own in Ohio, and of course, any possible withdrawals on the line of credit we maintain for timing differences for operating the business that are tied to accounts receivable that currently have balances as of the end of September 31, 2016 of in excess of $12 million.

So, all-in-all we made great progress. We still have a long way to go to fully realize all the goals that we set in front of us, but we are pleased with the progress we've made to date and we believe that we can handle the challenges ahead as we navigate our path into 2017.

So with that, I'd like to turn it back to you Steve.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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6

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Steve L. Komar:

Thank you, Jim, and I appreciate that nice balanced approach. I think hopefully we'll provide some comfort to our investors. We are not about to go out of business. We’re improving our business model and we've got what I consider substantial future revenue opportunities out there ahead.

Having said that, I would like to now open the call to our listener's questions. Operator, if you can assist us by opening the line for questions and comments, that would be appreciated.

Operator:

Thank you. If you do have a question at this time, please press star, one on your telephone phone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your equipment to reach ours. Once again, that is star, one if you do have a question at this time.

We'll take our first question from Mike Crawford with B. Riley & Company.

Mike Crawford:

Thanks. Nice to hear the Coast Guard is finally coming on board next month.

Steve L. Komar:

Yes. Mike, we appreciate that comment, believe me, it's one of our highest near term focal points right now.

Mike Crawford:

Given that agency, which has been the slow mover within the DHS, it has taken so long, what gives you the confidence that that is the agency that's likely to move beyond just the lower margin wireless services component of service into more managed services that would bring much higher value to the customer in margin to what point stakeholders versus other DHS component agencies that were more quicker movers?

Steve L. Komar:

Mike, a more than fair question. I would say that as frustrating as trying to bring the Coast Guard on in the early days was, what we’re dealing with now is an energized focused management team within the Coast Guard that has moved this forward from the starting point to where we are today, and of course over the last three to four months. Still frustrating of course, but when we talk to them, we see a management team, a project implementation team, and a set of criteria that they want to now try and achieve, and that is obviously coming on board in Phase 1 with 30,000+ units immediately coming on board.

They have a number of additional management information type requirements that they want, some of it pushing into the data analytics capability. They are talking to us in addition about Phases 2 and 3 all part of their project plan for this effort that further expands beyond and allows us to bring in new capabilities that are in essence outside the base pricing criteria of the BPA program. We’ve been assured that they have the funds and if that this is the case. I think we are going to have a really excellent growing relationship with the Coast Guard over the next 12 to 18 months, and if all goes as planned, I think it will probably be one of the more profitable agency relationships we have under the BPA.

Mike Crawford:

Okay, thank you, Steve, and just to clarify, the potential $10 million in revenue from the Coast Guard next year, is that just in Phase 1 or is that also factoring in these other phases you just mentioned?

Steve L. Komar:

That is just Phase 1. It quickly translates up into the range of a million dollars a month as quickly as we put on that first slug of mobile devices.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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7

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Mike Crawford:

Great. Thank you, and then switching gears slightly, what makes you think that you have a 12 month lead on the two other potential but not accredited PIV-1 providers, and who are those providers again?

Steve L. Komar:

It's an internal assessment, so let's go with that, and it's based on our own track record and experience of what it takes to move timelines through the government authority to operate process. It can take longer than 12 months. It is conceivable, it could be done in a somewhat more truncated timeframe by our competitors, but our estimate is 12 months, and when we talk to the authorities within GSA and the DoD, the general response we get is yes, 12 months. It's just the reality of the government process. Our competitors, are IdenTrust, and—now Symantec, I lost the old name but it's Symantec.

Mike Crawford:

Okay, great. Thanks, and then third question is regarding AT&T accelerating to an April launch, what's moving fast forward and what does that mean in terms of potential revenue opportunity for WidePoint?

Steve L. Komar:

Well, I think the acceleration forward is simply reflective of the priority that AT&T management is giving to that initiative. It's kind of a development program at this stage of the game that is run out of what AT&T calls the Foundry, which seems to be the chrysalis for a lot of these new initiatives going forward, and the fact that they have been able to and have committed to accelerate their process to essentially bring this new capability to market, I think indicates nothing more than the priority that they are giving to it. So, our reaction is fantastic, that's great, we love it, we are prepared to support the integration and whatever else from our side to keep it on that track.

Mike, going forwards in terms of opportunity, I do not know. I just know that we think we are in with the right partner, and that partner has got the focus on rolling out these capabilities. It would be foolhardy for me to give you a number I just don't know, but I think maybe five to six months from now we might very well be able to start answering that question for you.

Mike Crawford:

Okay, last question in that regard. Would the revenue opportunity be one where you are getting some kind of monthly returning service fee or is that model out the window?

Steve L. Komar:

No, no, I think what we are talking about is a recurring license model. Basically if you think in terms of a software subscription scenario, that's what we are looking at, at this point.

Mike Crawford:

Okay, great. Thank you, and then for Jim, if you could roughly breakout services mix from the quarter in terms of kind of low margin carrier services what you said were up, the management services, the managed services and then the resale of other managed services, I would appreciate it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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8

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

James T. McCubbin:

Well, I think we’re sitting with like, the Q is out by the way but I think it's $13.5 million on the carrier services, and then it's about $8.6 million on the managed services component, as I recall…

Mike Crawford:

Okay, great.

James T. McCubbin:

…for a total of about $22.1 million.

Mike Crawford:

Great. Thank you very much.

James T. McCubbin:

Thank Mike.

Steve L. Komar:

Thank you, Mike.

Operator:

Once again that is star, one if you do have a question. We’ll take our next question from Sam Donaldson, a private investor.

Mr. Donaldson, your line is open. If you are on a speakerphone, please press your mute button, we are not hearing you at this time. Are you still there, sir?

James T. McCubbin:

I think he must have got cut off.

Steve L. Komar:

Yes.

Operator:

We are not able to hear him at this time. Once again that is star, one if you do have a question at this time. We will go back to Sam Donaldson, a Private Investor.

Sam Donaldson:

Gentlemen, can you hear me now?

James T. McCubbin:

Yes.

Steve L. Komar:

Yes, we can, Sam.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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9

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Sam Donaldson:

Well, I was cut off, I was just about to say congratulations, I mean the critics said you couldn't do it and oh, yes, and as what’s his name is fond is saying, I think this is amazing, I mean a big league achievement, good for you. I am overcome, you see, with joy as someone who’s been with this Company for 15 years through good and bad, I am just pleased, and as you expect to, not only achieve but perhaps exceed the financial goals you set out and all of us think that means that you expect that you will have bottom line of profitability in the fourth quarter. Never mind that, I am greedy. Tell me, is it too early for you to look at next year 2017 and give us some rough estimate of what you might think your yearly income is going to be, your growth.

Steve L. Komar:

Sam, I’ll defer to Jim on that one, but I will give him a little pre guidance, I do think it's a little early for us to talk about that.

Sam Donaldson:

I know, but go ahead anyway.

Steve L. Komar:

Let's see if you can get Jim to give you an answer there. Jim?

Jim McCubbin

Hi, Sam. It’s been one of those days I guess for President-Elect Trump and us to get some pride.

Sam Donaldson:

Amazing.

James T. McCubbin:

So, everybody should look out for that third surprise in their lives. It's not easy and it hasn't been easy, we had challenges and we continue to have challenges. So, we’re doing everything to meet or exceed our goals, but we’re balancing them also with the investments and the requirements that these other parties are asking for. So 2017, one of the reasons that we have a hard time quantifying this is because we know with Coast Guard coming on and with us controlling our SG&A and our operating basis—there is a high likelihood of course that we’re going to clearly be EBITDA profitable, if not profitable, but what really will drive the amount of that will be some of the things that we’re working on and as they come on line there is seasonality; our first quarter tends to be weak. So, before we can really kind of guess how it's going to roll out, we really have to get a little bit further along into the fourth quarter.

That's going to determine how much and how fast some of these things will come along, and then the upside surprise, AT&T and the team is working very closely with them to see how they launch in February and in April this whole IoT initiative. So, depending on how that's received, a lot can happen. I just think it's too hard right now to quantify it, but I do believe we’re in the right direction with our financial model.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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10

WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Sam Donaldson:

Okay, non-answer but I thought it was going to be a little early. Finally, can you tell us why Mr. Johnson left the Board?

Steve L. Komar:

Well, that's a pretty direct question, Sam. I’ll take a shot at it, and my only hesitation is because that decision was taken by our nominating and governance committee which is comprised of all our Independent Directors of which I am not one, and didn’t participate. But, I can tell you that from some informal follow-on conversations, that it was a very open and above board discussion amongst the Independent Directors and Paul and I—my gut tells me that the underlying issue was that there was a combination of modified roles and assignments that Paul had changed during the year. He had been, and I think we disclosed had been a member of an Executive Committee associated with working on the CEO transition, and then of course the CEO transition got delayed and pushed out into the future, and I think some of Paul's responsibilities in essence went away. I think perhaps, I can't speak for him but I think perhaps he felt that it was more productive then to move on and spend his time in other areas.

I know that the decision that came out was a mutual one and it was unanimous, and I think at some point in time we all move on. We’ve had two Board changes in the course of 2016. So, these things happen. We’ll be looking to the future to both fill Director slots and anything else that we think is appropriate, and let me head you off on your next question about CEO succession.

Sam Donaldson:

Exactly, how long you are going to stay.

Steve L. Komar:

I’ll attack that one. As you know, this has been dragging out a while. I think my commitment stays in place, the Board has—I have been working with the Board pretty proactively in terms of the fact that we want to have an orderly transition process at the right time, and obviously I’m fine with that too—but, the Board has asked me to stay on until we achieve our 2016 goals, and that we can demonstrate some stable profitability, so called righting of the ship, and at that point in time we’ll trigger the plan and we’ll all move on to bigger and better things.

Sam Donaldson:

Well, for my money you are doing a very fine job and there is an old saying, "if it ain't broke, don't fix it", so stay as long as you can. Thanks gentlemen, and goodbye.

Steve L. Komar:

Thank you very much Sam, appreciate it. Have a good evening.

Operator:

That concludes our question-and-answer session. I'd like to turn things back over to Management for any closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Third Quarter 2016 Financial Results Conference Call, November 9, 2016

Steve L. Komar:

Thank you, Operator. It appears we've addressed all the questions, and Operator, thank you for your assistance. As a quick closing comment we believe that we’re well on track to beat and surpass the goals we’ve communicated to our investors during 2016. Perhaps more importantly, we have been putting in place the strategies that will enable a continuation and acceleration of our current revenue and earnings trajectories. As a footnote for those of you who had interest or who will be attending, WidePoint will be presenting at the LD Micro Investor Conference to be held in Los Angeles in early December, and we will be webcasting our presentation as well.

Again, thank you for your time and interest today, and we wish you a very pleasant evening.

Operator:

Thanks for everyone. That does conclude today's conference. We thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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